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                                                                   EXHIBIT 10.13



                  [CONTINENTAL NATURAL GAS, INC. LETTERHEAD]



January 1, 1997



Mr. Ric Hedges
CONTINENTAL NATURAL GAS MARKETING, LLC
1412 S. Boston, Suite 500
Tulsa, OK  74119

     Contract No.:  CNG-1149L(S)

Dear Mr. Hedges:

CONTINENTAL NATURAL GAS, INC. (CNG) hereby proposes to sell natural gas to CONTINENTAL NATURAL GAS MARKETING, L.L.C. (BUYER) in accordance with the following terms and conditions of this letter agreement (the "Letter Agreement"):

1. TERM: This Letter Agreement shall be effective as of January 1, 1997 and shall extend through December 31, 1997, and month-to-month thereafter until terminated by either party upon giving ten (10) days written notice.

2. DELIVERY POINT: Gas purchased hereunder shall be delivered by CNG and received by BUYER at mutually accessible point(s) on the Transporter(s) pipeline system (metering facilities), as agreed between the parties, from time to time. Title to all gas shall pass to BUYER at said nominated receipt point(s).

3. QUANTITY: CNG shall sell and deliver to BUYER, on a best reasonable efforts basis, and BUYER shall purchase and receive a mutually agreeable volume of Gas as agreed between the parties. In no event shall this Agreement be interpreted to require BUYER to purchase a minimum quantity of gas or to pay for natural gas not actually delivered to BUYER.

4. PRICE: The price to be paid for Gas delivered to BUYER hereunder at the Delivery Point shall be stated in MMBtu, (saturated or dry), inclusive of taxes and all other additives. CNG and BUYER further agree that the price shall equal CNG'S actual cost of the gas sold hereunder per MMBtu, plus two cents per Mmbtu ($0.02/MMBtu).



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Contract No.:  CNG-1449L(S)
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5.   NOTICES:  Any notice required or permitted to be given under this
     Agreement shall be sufficient if in writing, and shall be deemed to have been given if personally delivered or if deposited in the United States mail, by certified mail, with proper postage prepaid thereon, by Facsimile, Panafax, or other electronic means, and addressed as follows:


     If to CNG:    CONTINENTAL NATURAL GAS, INC.
                   1400 Boston Building
                   1412 South Boston, Suite 500
                   Tulsa, Oklahoma  74119
                   Fax #:  (918) 560-4900
                   Attn: Scott Longmore


     If to BUYER:  CONTINENTAL NATURAL GAS MARKETING, LLC
                   1400 Boston Building
                   1412 South Boston, Suite 500
                   Tulsa, Oklahoma  74119
                   Fax #:  (918) 560-4900
                   Attn:   Ric Hedges

     or to such other address as either party may hereinafter advise the other by notice given in accordance with the provisions hereof.


6. OTHER TERMS AND CONDITIONS: The provisions contained in Appendix I hereto, entitled "STATEMENT OF GENERAL TERMS AND CONDITIONS", are hereby incorporated by reference. In case of any conflict or inconsistency between this Letter Agreement and Appendix I, the provisions of this Letter Agreement shall control. For purposes of the provisions of Appendix I, the term "Buyer", as used therein, shall refer to CONTINENTAL NATURAL GAS MARKETING, LLC and the term "Seller" shall refer to CONTINENTAL NATURAL GAS, INC.



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Contract No.:  CNG-1449L(S)
Page 3




If this Letter Agreement correctly reflects the agreement and understanding between CNG and BUYER, please so signify by executing both copies in the space provided below, and returning one copy to our office.

Sincerely,



/s/ SCOTT C. LONGMORE
Scott C. Longmore
Vice President, Marketing



AGREED TO AND ACCEPTED THIS                  AGREED TO AND ACCEPTED THIS

1st day of January, 1997                     1st day of January, 1997


CONTINENTAL NATURAL GAS, INC.                CONTINENTAL NATURAL GAS
                                             MARKETING, LLC


By: /s/ SCOTT C. LONGMORE                    By: /s/ RIC HEDGES
    -----------------------------                ------------------------------
    Scott C. Longmore                            Ric Hedges
    Vice President, Marketing                    President







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                                SALES APPENDIX I

                   STATEMENT OF GENERAL TERMS AND CONDITIONS

                                I.  DEFINITIONS

Except as otherwise provided herein, the following terms and expressions are defined as follows:

A. "Btu" shall mean British thermal unit, which is the quantity of heat required to raise the temperature of one (1) pound avoirdupois of pure water from fifty-eight and five-tenths degrees Fahrenheit (58.5 degrees F) to fifty-nine and five-tenths degrees Fahrenheit (59.5 degrees F).

B. "Day" shall mean a twenty-four (24) consecutive hour period commencing at 8:00 a.m., local time.

C. "Force Majeure" shall mean acts of God; strikes, lockouts or other industrial disturbances (including those affecting the parties transporting Gas for Buyer or Seller); acts of the public enemy, wars, blockages, insurrections, riots, epidemics, landslides, earthquakes, fires, explosions, storms, floods, washouts, or other casualty; arrests and restraints of government (federal, state, civil or military) and of people; civil disturbances; the breakage, freezing, rupture, blockage, or unavailability of machinery, equipment, or lines of pipe; freezing of wells, equipment or lines of pipe; outages or shutdowns of power plant machinery or other facilities for repairs, maintenance, or alterations; failure of wells, equipment, lines of pipe, or sources of supply of Gas; interruption of necessary third-party transportation arrangements; and any other cause or causes, whether of the kind herein enumerated or otherwise, not reasonably within the control of the party claiming suspension and which, by the exercise of due diligence, such party is unable, wholly or in part, to prevent or overcome; in addition, such term shall likewise include (i) in those instances where either party hereto is required to obtain servitudes, right-of-way grants, permits or licenses to enable such party to fulfill its obligations hereunder, the inability of such party to acquire or the delay on the part of such party in acquiring, at reasonable costs and after the exercise of reasonable diligence, such servitudes, rights-of-way grants, permits or licenses, and (ii) in those instances where either party hereto is required to furnish materials and supplies for the purpose of construction or maintaining facilities or is required to secure permits or permission from any governmental agency to enable such party to fulfill its obligations hereunder, the inability of such party to acquire or the delay on the part of such party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials, supplies, permits or permission; provided, however, in no event shall the term "Force Majeure" mean or include any cause which by the exercise of reasonable diligence the party claiming suspension could overcome or should have prevented.

D. "Gas" shall mean and include all vapor phase hydrocarbons and gaseous substances.

E. "Letter Agreement" shall mean that certain agreement made between Buyer and Seller as reflected by the letter from Seller to Buyer, to which this Appendix I applies.

F.   "Mcf" shall mean one thousand (1,000) cubic feet.

G.   "MMBtu" shall mean one million British thermal units (1,000,000 Btu's).

H. "Month" shall mean the period commencing on the first day of each calendar month at 8:00 a.m., local time and ending on the first day of the next succeeding calendar month at 8:00 a.m., local time.

I.   "Psia" shall mean pounds per square inch, absolute.








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J.   "Tax" shall mean any tax (other than ad valorem, income, payroll, franchise, gross receipts, or other similar taxes) now lawfully levied or assessed.

K. "Transporter(s)" shall mean that pipeline (or pipelines) heretofore or hereafter engaged by Seller for the purpose of enabling Seller to deliver the Gas to be sold hereunder at the Point of Delivery.

                              II.  DELIVERY OF GAS

A. Facilities: Seller shall be responsible for all arrangements necessary to deliver all Gas sold hereunder to the Delivery Point. Notwithstanding any provision to the contrary, Seller shall not be liable to Buyer, in any way, for Seller's inability to provide service to Buyer hereunder if such inability results either from the failure of any Transporter to render service to Seller or the inability of Seller to enter into any necessary arrangements with any party which Seller seeks to engage as a Transporter hereunder.

B. Title: Title and Ownership of the Gas sold hereunder shall pass from Seller to Buyer at the Delivery Point. Seller shall be deemed to be in exclusive control and possession of the Gas delivered hereunder and responsible for any injury or damage caused thereby until said Gas has been delivered to Buyer at the Delivery Point, after which delivery Buyer shall be deemed to be in exclusive control and possession of the Gas and responsible for any injury or damages caused thereby. Buyer shall indemnify, defend, and hold Seller harmless from and against all loss, cost and expense, including court costs and attorney fees, for any claims, suits judgments, demands, actions, or liabilities growing out of the operations conducted hereunder by Buyer or arising while the Gas is in Buyer's exclusive control and possession. Likewise, Seller shall indemnify, defend and hold Buyer harmless from and against any loss, cost, and expense, including court costs and attorney fees, for any claims, suits, judgments, demands, actions, or liabilities arising while the Gas is in Seller's exclusive control and possession. Each party's liability to the other, whether based upon the provisions hereof, negligence, strict liability, breach of contract, breach of warranty, or otherwise, shall be limited to actual direct damages, and shall in no event include any liability for punitive, consequential, special, incidental or indirect damages.

C. Delivery Rate: Buyer, from time to time or upon Seller's request, shall advise Seller of the required delivery rates within the limits as herein provided. Buyer shall give Seller as much advance notice as reasonably possible of any change in delivery rates and in the absence of such notice, Seller may rely upon the last rate in effect. Seller, from time to time and upon Buyer's request, shall advise Buyer of the rates at which Gas will be available for delivery. Seller shall have no liability for, and Buyer shall indemnify and hold Seller harmless from, any and all costs and/or penalties of any kind arising by reason of any imbalances occurring for Gas delivered pursuant to Buyer's request. Buyer shall have no liability for, and Seller shall indemnify and hold Buyer harmless from, any and all costs, and/or penalties of any kind arising by reason of any imbalances occurring for Gas delivered pursuant to Seller's request.

                                 III.  QUALITY

A. Quality Specifications: Buyer may, but shall not be obligated to, receive or purchase gas Delivered at the Delivery Point hereunder if said Gas fails to conform to the specifications required by the Transporter.

B. Failure to Meet Requirements: If at any time during the terms of this Agreement either party ascertains that such Gas will fail to meet above specifications, it shall immediately notify the other of the extent of the deviations from the specifications. Seller shall determine the expected duration thereof and give notification to Buyer of the efforts Seller is undertaking to remedy the problem.




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                                IV.  MEASUREMENT

Seller and Buyer agree that measurement of the Gas delivered hereunder shall be performed by the Transporter in accordance with the Transporter's specifications. Further, Buyer hereby appoints Seller as Buyer's representative for purposes of witnessing tests and verifying the accuracy of all measurement activities conducted by the Transporter.

                            V.  BILLING AND PAYMENT

A. Invoice: Seller shall submit monthly to Buyer an invoice setting forth Seller's deliveries of Gas to Buyer during the preceding Month and the total price due to be paid therefor. Upon receipt of the invoice, Buyer shall remit the total payment as due as stated therein so that such payment shall be received by Seller within ten (10) days after Seller's invoice date or by the twenty-fifth (25th) day of the month which is not a Saturday, Sunday, or holiday, whichever is later.

B. Late Charges: Any payments due which are not received by Seller within the times specified in this Article V shall bear interest until paid or until the date which is thirty (30) days after the due date for such payment, whichever is earlier, at the prime rate quoted by the Bank of Oklahoma, N.A. from time to time, plus two percent (2%). Any payments due which are not received by Seller on or before the date which is thirty days after the due date for such payment shall thereafter bear interest at the maximum rate allowed by law.

C. Accuracy Verification: Each party shall have the right during reasonable business hours to examine the books and records of the other party to the extent necessary to verify the accuracy of any statement, charge, credit, computation, account, or payment made pursuant to any provision hereof.
     If any such examination shall reveal or if either party shall discover any error or inaccuracy in its own or the other party's statement, charge, credit, computation account, or payments, then proper adjustment and correction thereof shall be made as promptly as practicable thereafter.

D. Adjustment Claims: No adjustment or correction shall be required of any error or inaccuracy occurring in any statement, payment, account, calculation or determination following two (2) years from the making or the rendering of same. Failure of the Parties to make a claim for adjustment within such period shall establish the correctness and preclude the filing of exceptions or making claims for adjustment.

E. Failure to Pay: Should Buyer fail to timely pay part or all of the amount due for Gas purchased and if such failure to pay continues for ten
     (10) days after payment is due, Seller in addition to any other remedy it may have, may suspend further delivery of Gas until such amount is paid; provided however, that if Buyer, in good faith, shall dispute the amount of any such demand or part thereof, and shall pay or have paid to Seller such amounts as it concedes to be correct and at any time thereafter within ten (10) days of a demand made by Seller for the balance shall furnish a good and sufficient surety bond in amount and with sureties satisfactory to Seller conditioned upon the payment of any amounts ultimately found due upon such demand after a final determination, which may be reached either by agreement or judicial proceeding, as the case may be, then Seller shall not be entitled to suspend further delivery of Gas unless and until default be made in the conditions of such bond.

F. Attorney's Fees: In the event any action is brought to enforce, or for the breach of, any provision of this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including attorney's fees, associated with such action.





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                                   VI.  TAXES

In addition to the other provisions hereof, Buyer shall pay to Seller the amount of any Tax levied upon Seller after the effective date hereof incident to gathering, transportation, receipt, sale or delivery of Gas to Buyer hereunder, but only to the extent such Tax has been imposed or increased after the effective date hereof and is not included in the price otherwise payable hereunder. Seller shall, upon request of Buyer, furnish Buyer evidence of Seller's obligation to pay any such Tax.

                            VII.  WARRANTY OF TITLE

Seller warrants title to all Gas delivered hereunder, that it has the right to sell and transfer title to the same, and that said Gas is free and clear of liens, claims, encumbrances and specific limitations as to use. Seller agrees to indemnify, defend, and hold Buyer harmless from and against any and all loss, cost, expense, and liability, including court costs and attorney fees, arising out of any such adverse claims.

                              VIII.  FORCE MAJEURE

If either party is rendered unable, wholly or in part, by Force Majeure to perform or comply with any obligation or conditions of this Contract, upon giving written notice and reasonably full particulars to the other party, such obligation or condition shall be suspended during the continuance of the inability so caused, and such party shall be relieved of liability and shall suffer no prejudice for failure to perform the same during such period; provided, however, obligations to make payments then due for the purchase of gas delivered shall not be suspended and the cause of suspension (other than strikes or lockouts) shall be remedied so far as possible with reasonable dispatch. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty and that the above requirement of the use of diligence in restoring normal operating conditions shall not require the settlement of strikes or lockouts by acceding to the terms of the opposing party when such course is inadvisable in the discretion of the party having the difficulty.

                           IX.  REGULATORY AUTHORITY

A. Contract Subject to Laws: This Contract and each provision hereof shall be subject to all valid, applicable federal and state laws and to the orders rules, and regulations of any duly constituted federal or state regulatory body or authority having jurisdiction. Either party shall have the right to contest the validity of any such law, order, rule, or regulation, and neither acquiescence therein or compliance therewith for any period of time, nor any other provision contained herein, shall be construed as a waiver of such right.

B. Right to Terminate: Notwithstanding anything herein to the contrary, if, because of any federal or state law, or any order, rule or regulation of any governmental body or authority, Seller is or will be in any way prohibited or prevented from receiving in full all amounts and monies which Buyer has agreed to pay Seller hereunder, Seller may terminate this Contract upon fifteen (15) days written notice to Buyer.

                           X.  SUCCESSORS AND ASSIGNS

This contract shall be binding upon and inure to the benefit of the respective heirs, representatives, successors, and assigns of the Parties hereto; provided, however, that this Contract may not be transferred or assigned by operation of law or otherwise, in whole or in part, by either party except to successors-in-interest of all or part of the business of either party without the prior written consent of the other party.



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                            XI.  CREDIT REQUIREMENTS

Buyer and Seller agree that Buyer's compliance with Seller's credit policies and requirements shall be a condition precedent to Seller's obligation to deliver natural gas under this Agreement. Furthermore, if the financial responsibility of Buyer becomes unsatisfactory for any reason to Seller, satisfactory security shall be given by Buyer upon demand of Seller. Buyer's failure to abide by the provisions of this Section shall be considered a breach hereof and in such event payment for all natural gas delivered hereunder shall be immediately due and owing and shall be paid immediately, and Seller, may, without waiving any rights or remedies it may have, withhold further deliveries until such payment of security is received.

                              XII.  MISCELLANEOUS

A. Governing Law: This Agreement shall be construed in accordance with, and the rights and duties of the parties hereto shall be governed by, the internal laws of the State of Oklahoma. The parties hereto irrevocably and unconditionally consent to and submit themselves to the exclusive jurisdiction of the courts of the State of Oklahoma located in Tulsa County, Oklahoma and the courts of the United States of America located in the Northern District of Oklahoma (collectively, the "Agreed Courts") with respect to any actions, suits or proceedings arising out of or in connection with this Agreement and the transactions contemplated hereby and the parties hereto agree not to commence any action, suit or proceeding relating thereto except in such Agreed Courts. The parties hereto further agree that service of any process, summons, notice or document in accordance with the Notice provision of the Letter Agreement between Buyer and Seller to which this Appendix I applies shall be effective service of process for any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Agreed Courts and hereby further irrevocably and unconditionally waive and agree not to plead or claim that any such action, suit of proceeding brought in any of the Agreed Courts has been brought in an inconvenient forum.

B. Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitutes one and the same Agreement.

C. Entire Agreement: This instrument contains the entire Agreement of the parties, superseding all other agreements, whether oral or written, express or implied. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

D. Severability: The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of other provisions hereof.

E. Construction: Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party.





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